PRESS RELEASE

Acquisitions Contact:	Financial Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires $102,045,000 Multi-State Hospital Portfolio

Scottsdale, Arizona (December 20, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of four long-term acute care hospitals (the “Portfolio”). One hospital is located in Georgia, one in Texas, and two in Florida. The combined purchase price was approximately $102,045,000. The Portfolio contains approximately 217,710 rentable square feet and 209 licensed beds.

Each long-term acute care hospital (“LTACH”) is leased to, and operated by, Select Medical Corporation (“Select”), a leading public company operator of specialty hospitals in the United States. As of September 30, 2010, Select operated 111 long-term acute care hospitals and six acute medical rehabilitation hospitals in 28 states. All of the Portfolio leases are structured as triple net leases and have an average remaining lease term of 11.5 years. The average age of the Portfolio is only four years.

The Select Augusta LTACH (the “Augusta LTACH”) is a three-story, approximately 71,900 square foot LTACH that is 100% leased and contains 80 beds. The Augusta LTACH, which was completed in 2007 is located adjacent to the Medical College of Georgia and the MCG Health and University Hospitals, which facilities provide a consistent base of referrals.

The Select Dallas LTACH (the “Dallas LTACH”) is located in Carrollton, Texas, a suburb of Dallas, and is a one-story LTACH that was completed in 2006. The Dallas LTACH totals approximately 50,530 square feet, is 100% leased and contains 60 licensed beds. The Dallas LTACH is located equidistant to three major acute-care medical centers: Baylor Medical Center of Carrollton, Integra Hospital of Plano and Texas Health Presbyterian Hospital Plano.

The Select Orlando LTACH (the “Orlando LTACH”) is an approximately 48,598 square foot building completed in 2007 that is 100% leased and features 40 private beds, a six-bed intensive care unit, a surgical suite and negative-pressure rooms. The Orlando LTACH is located in Edgewood, Florida, a suburb of Orlando, near the Orlando Regional Medical Center(Central Florida’s only Level One Trauma Center) and Orlando East Medical Center.

The Select Tallahassee LTACH, which was completed in 2007 (the “Tallahassee LTACH”) features 29 beds and is approximately 46,682 square feet. The Tallahassee LTACH is located adjacent to the Tallahassee Memorial Hospital, which provides the Tallahassee LTACH with a consistent referral base. The acquisition of the Tallahassee LTACH includes 12.54 acres of adjacent land for future development and expansion opportunities.

“LTAC Hospitals are an essential component of the future healthcare delivery system. LTACs combine high acuity services with both convenient access and a cost-effective treatment platform”, stated Mark D. Engstrom, HTA’s Executive Vice President of Acquisitions. “The combination of the operator, the recent development of the buildings and their proximity to significant referral sources enhances these assets.”

Since January 2010, HTA has acquired over $660 million in medical office and healthcare-related assets based on purchase price, with a total of 43 individual properties including 2.84 million square feet of gross leasable area, which is 98% leased with an average remaining lease term of nine years. In addition HTA has executed purchase and sale agreements of additional medical office buildings and healthcare-related assets totaling approximately $218 million worth of assets totaling approximately 954,195 square feet.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $660 million in medical office and healthcare-related assets. These assets include a total of 22 acquisitions representing approximately 2.84 million square feet. Since its formation in 2006, HTA has made 75 geographically diverse acquisitions valued at approximately $2.1 billion based on purchase price, which includes 223 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.03 million square feet and includes 219 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the LTACHs acquired; the strength and financial condition of Select Medical Corporation, the operator of the LTACHs; uncertainties relating to the local economies of Texas, Florida and Georgia; the acquisition of medical office buildings and healthcare-related assets under contract are subject to a number of conditions and may not be completed; uncertainties relating to the debt and equity capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission